Exhibit 99.1

Press Release	Source: Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. Appoints Cynthia L. Sullivan and Robert J. Watkins to Its Board of Directors

Thursday November 8, 9:16 am ET

BURLINGAME, Calif.--(BUSINESS WIRE)--Urigen Pharmaceuticals, Inc. (OTCBB: URGP, http://www.urigen.com), a specialty pharmaceutical company focused on the development and commercialization of treatments for urological disorders, announced that its Board of Directors has appointed Cynthia L. Sullivan and Robert J. Watkins as new directors.

Cynthia Sullivan, 52, currently serves as President and Chief Executive Officer of Immunomedics, Inc. (NasdaqGM: IMMU - News), a biopharmaceutical company focused on the development of products for cancer, autoimmune, and other serious diseases. She has been employed by Immunomedics since 1985 and has held various positions of increasing responsibility, including Executive Vice President, Chief Operating Officer, and President. Prior to Immunomedics, Ms. Sullivan was employed by Ortho Diagnostic Systems, Inc., a subsidiary of Johnson & Johnson. She earned a BS from Merrimack College, North Andover, Massachusetts, followed by a year of clinical internship with the school of Medical Technology at Muhlenberg Hospital, Plainfield, New Jersey, resulting in a M.T. (ASCP) certification. She completed an MS degree from Fairleigh Dickinson University where she also received her MBA.

Robert J. Watkins, 64, established R.J. Watkins & Company, Ltd., an executive recruiting and consulting firm, and currently serves as President and Chairman. Mr. Watkins’ experience includes President and Chief Executive Officer of a $200 million entertainment company and Managing Director for the San Diego office of the international consulting firm of Russell Reynolds Associates. He has held executive positions with American Hospital Supply Corporation, serving on the corporation’s acquisition and divestiture team. He also served as Management Consultant for the national accounting firm Deloitte & Touche. Mr. Watkins holds a BA degree from San Diego State University.

With the addition of Ms. Sullivan and Mr. Watkins, Urigen’s board has expanded from six to eight members. In addition to Ms. Sullivan and Mr. Watkins joining the Board of Directors, Tracy Taylor, a current board member, was named Chairman. Mr. Taylor succeeds Benjamin McGraw who will remain on the Board as a director.

“We appreciate the continued efforts of Ben McGraw and George Lasezkay, former directors on Valentis’ board; they have been an integral part of the merger and remain committed to Urigen as the Company moves forward,” commented William Garner, Chief Executive Officer of Urigen Pharmaceuticals. “As we expand our Board, we are pleased Mr. Taylor will serve as Chairman and we welcome both Ms. Sullivan and Mr. Watkins as new directors. The combination of talents on our newly expanded Board will result in increased depth and experience that will play an important role in Urigen’s development as we move forward with clinical programs and grow as a publicly traded company. We look forward to the insight and expertise these new additions to the board will bring.”

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen’s two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen’s URG101 project targets painful bladder syndrome/interstitial cystitis, which affects approximately 10.5 million men and women in North America. Urigen’s URG301 project targets acute urgency in patients diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. URG301 is a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency. For further information, please visit Urigen’s website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events, or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements. For further risk factors associated with our Company, please review our SEC filings.

Contact:
Urigen Pharmaceuticals, Inc.
Martin E. Shmagin, 650-259-0239
Chief Financial Officer
www.urigen.com
or
The Investor Relations Group
Adam Holdsworth, 212-825-3210
Rachel Colgate, 212-825-3210

Source: Urigen Pharmaceuticals, Inc.